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                                                                    EXHIBIT 99.6

         FORM OF OPTION ASSUMPTION AGREEMENT FOR NAVARRO NETWORKS, INC.

                                                  EFFECTIVE DATE: JUNE 26, 2002

                               CISCO SYSTEMS, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT

Dear [Name]:

As you know, on June 26, 2002 (the "Closing Date") Cisco Systems, Inc. ("Cisco") acquired Navarro Networks, Inc. ("Navarro") (the "Acquisition"). In the Acquisition, each share of Navarro common stock was exchanged for 0.48689566598 of a share of Cisco common stock (the "Exchange Ratio"). On the Closing Date you held one or more outstanding options (the "Navarro Options") to purchase shares of Navarro Networks, Inc. common stock granted to you under the Navarro Networks, Inc. 2000 Stock Plan (the "Plan"), each documented with an Option Agreement - Early Exercise (the "Option Agreement") issued to you under the Plan. In accordance with the Acquisition, on the Closing Date Cisco assumed all obligations of Navarro under the Navarro Options. This Agreement evidences the assumption of the Navarro Options, including the necessary adjustments to the Navarro Options required by the Acquisition.

Your Navarro Options immediately before and after the Acquisition are as follows:


             NAVARRO STOCK OPTIONS                           CISCO ASSUMED OPTIONS
------------------------------------------------ ----------------------------------------------
                              Navarro Exercise
  # Shares of Navarro              Price           # of Shares of Cisco   Cisco Exercise Price
     Common Stock               Per Share               Common Stock             Per Share
------------------------- ---------------------- ----------------------- ----------------------
   [Navarro Shares]       [Navarro Price]         [Cisco Shares]        [Cisco Price]

The post-Acquisition adjustments are based on the Exchange Ratio and are intended to: (i) assure that the total spread of each assumed Navarro Option (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition; and (iii) to the extent applicable and allowable by law, to retain incentive stock option ("ISO") status under the Federal tax laws.

Unless the context otherwise requires, any references in the Plan and the Option Agreement (i) to the "Company" or the "Corporation" means Cisco, (ii) to "Stock," "Common Stock" or "Shares" means shares of Cisco Stock, (iii) to the "Board of Directors" or the "Board" means the Board of Directors of Cisco and
(iv) to the "Committee" means the Compensation Committee of the Cisco Board of Directors. All references in the Option Agreement and the Plan relating to your status as an employee of Navarro will now refer to your status as an employee of Cisco or any present or future Cisco subsidiary. To the extent the Option Agreement allowed you to deliver shares of Navarro common stock as payment for the exercise price, shares of Cisco common stock may be delivered in payment of the adjusted exercise price, and the period for which such shares were held as Navarro Stock prior to the Acquisition will be taken into account.

The grant date, vesting commencement date and vesting schedule of your assumed Navarro Options remain the same as set forth in your Option Agreement or the Plan, but the number of shares subject to each vesting installment has been adjusted to reflect the Exchange Ratio. Provided you remain an employee of Cisco, your assumed Navarro Options will terminate ten years from the date such

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                                                  EFFECTIVE DATE: JUNE 26, 2002

options were granted by Navarro (the "Expiration Date"). In the event of your termination of employment with Cisco prior to the Expiration Date, you will have the limited time period specified in your Option Agreement to exercise your assumed Navarro Option to the extent vested and outstanding at the time, generally a three month period, after which time your Navarro Options will expire and NOT be exercisable for Cisco Stock. All other provisions which govern the assumed Navarro Option remain the same as set forth in your Option Agreement or the Plan, and the provisions of the Option Agreement and the Plan (except as expressly modified by this Agreement and the Acquisition) will govern and control your rights under this Agreement to purchase shares of Cisco Stock. HOWEVER, TO THE EXTENT AN ITEM IS NOT EXPLICITLY PROVIDED FOR IN YOUR OPTION DOCUMENTS, CISCO POLICIES WILL APPLY. FOR EXAMPLE, VESTING OF OPTIONS WILL BE SUSPENDED DURING ALL LEAVES OF ABSENCE IN ACCORDANCE WITH CISCO POLICY, UNLESS YOUR OPTION DOCUMENTS EXPLICITLY PROVIDE OTHERWISE.

To exercise your assumed Navarro Option, you must deliver to Cisco (i) a written notice of exercise for the number of shares of Cisco Stock you want to purchase,
(ii) the adjusted exercise price, and (iii) all applicable taxes. The exercise notice and payment should be delivered to Cisco at the following address:

                             Cisco Systems, Inc.
                             170 West Tasman Drive
                             SJ-11-1
                             San Jose, CA 95134
                             Attention: Stock Administration

Nothing in this Agreement or your Option Agreement interferes in any way with your rights and Cisco's rights, which rights are expressly reserved, to terminate your employment at any time for any reason. Any future options, if any, you may receive from Cisco will be governed by the terms of the Cisco stock option plan, and such terms may be different from the terms of your assumed Navarro Options, including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

Please sign and date this Agreement and return it promptly to the address listed above. Until your fully executed Agreement is received by Cisco's Stock Administration Department your Cisco account will not be activated. If you have any questions regarding this Agreement or your assumed Navarro Options, please contact Jean Wong at 408-853-8828.

                                            CISCO SYSTEMS, INC.

                                            By: /s/ LARRY R. CARTER
                                               ----------------------------
                                                 Larry R. Carter
                                                 Corporate Secretary

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                                                  EFFECTIVE DATE: JUNE 26, 2002

                                 ACKNOWLEDGMENT

               The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Navarro Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan and such Stock Option Assumption Agreement.

DATED: __________________, 2002       ------------------------------------------
                                            [NAME], OPTIONEE